EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization	Names Under Which Subsidiary Does Business
Radnor Chemical Corporation (1)	Delaware	Radnor Chemical Corporation

Radnor Investments III, Inc. (2)	Delaware	Radnor Investments III, Inc.

Radnor Management, Inc. (1)	Delaware	Radnor Management, Inc.

Radnor Management Delaware, Inc. (1)	Delaware	Radnor Management Delaware, Inc.

StyroChem Canada, Ltd. (3)	Quebec	StyroChem Canada, Ltd. StyroChem International

StyroChem Finland Oy (4)	Finland	StyroChem Finland Oy StyroChem International

StyroChem U.S., Ltd. (4)	Texas	StyroChem U.S., Ltd. StyroChem International

WinCup Holdings, Inc. (1)	Delaware	WinCup Holdings, Inc. WinCup WinCup Holdings of Texas, Inc.

WinCup Texas, Ltd. (5)	Texas	WinCup Texas, Ltd. WinCup

WinCup Sp. z.o.o. (2)	Poland	WinCup Sp. z.o.o.

(1)	Owned 100% directly by Radnor Holdings Corporation.

(2)	Owned 100% indirectly by Radnor Holdings Corporation.

(3)	Owned 100% directly by Radnor Chemical Corporation.

(4)	Owned 100% indirectly by Radnor Chemical Corporation.

(5)	Owned 100% indirectly by WinCup Holdings, Inc.